AMENDMENT NUMBER 1

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of January 22, 2020 (“Effective Date”):

Term	Means
“Existing Agreement”	The SUB-ADMINISTRATION, BOOKKEEPING AND PRICING SERVICES AGREEMENT among ALPS and the Fund dated March 25, 2019
“ALPS”	ALPS Fund Services, Inc.
“Fund”	X-Square Balanced Fund, LLC
“Investment Manager”	X-Square Capital, LLC

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

ALPS Fund Services, Inc.		X-Square Balanced Fund, LLC
By:	/s/ Mike Sleightholme	By:	/s/ Ignacio Canto
Name:	Mike Sleightholme	Name:	Ignacio Canto
Title:	Authorized Representative	Title:	Chairman of the Board

Schedule A to this Amendment

Amendments

As of the Effective Date, the Existing Agreement is amended as follows:

1.	The title of the Existing Agreement is changed to be –

“ADMINISTRATION, BOOKKEEPING AND PRICING SERVICES AGREEMENT”

2.	The following is deleted from the third paragraph of the preamble to the Existing Agreement with respect to the Investment Adviser –

“and providing certain clerical, bookkeeping and other administrative and management services”

3.	The prefix “sub-” is deleted each time it appears in the fourth and fifth paragraph of the preamble and in section 1(a) of the Existing Agreement with respect to ALPS.

4.	The prefix “sub-” is deleted from the reference to the sub-administration services to be provided in Appendix A (“Services”) and in Appendix B (“Compensation”) to the Existing Agreement with respect to the services provided by ALPS and fees owed to ALPS, respectively.

5.	In the Appendix A (“Services”) the reference to Form “N-Q” in the third bullet point of the Administration section and the third bullet point of the Legal Administration section is hereby deleted in its entirety.

6.	Section 20 of the Existing Agreement with respect to ALPS is deleted in its entirety and replaced with the following –

“ALPS Fund Services, Inc.

1290 Broadway, Suite 1000

Denver, Colorado 80203

Attn: General Counsel

Fax: (303) 623-7850”

Schedule B to this Amendment

General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.